HealthEquity Names Robert Selander Chairman of the Board

Draper, Utah, September 30, 2015 – HealthEquity, Inc. (NASDAQ: HQY) today announced the election of Robert W. Selander as a director and non-executive Chairman of the Board. Mr. Selander will chair a board that includes Jon Kessler (President and CEO), Stephen D. Neeleman, M.D. (Founder and Vice Chairman), Frank Corvino, Evelyn Dilsaver, Governor Michael Leavitt, Frank T. Medici, Manu Rana and Ian Sacks.

“We are delighted that Bob will lead our board of directors as Chairman. His record of leadership and innovation in the consumer financial services industry, building strategic partnerships and driving customer engagement, will be extremely helpful as we position HealthEquity to continue its rapid growth and expanding profitability,” said Mr. Kessler.

Commenting on his new position, Mr. Selander said, “I am pleased to be joining the board of directors of HealthEquity. The company’s impressive record of growth and profitability, unique ecosystem and platform, and mission to help consumers of healthcare save and spend smarter are all very exciting.”

Mr. Selander, a graduate of Cornell University and Harvard’s Graduate School of Business Administration, served as President and CEO of MasterCard Inc. from 1997 until 2010. He guided MasterCard to a successful initial public offering, transforming it into a global payments leader. Mr. Selander began his career at Citibank in 1974 where, during his 20 year tenure, he held numerous leadership positions, including managing Citibank’s Consumer Financial Services business in the United States, Brazil, Puerto Rico and the United Kingdom. In 1994 Mr. Selander joined MasterCard International Inc., where he served as the President of MasterCard’s Europe, Middle East, Africa and Canada regions until his 1997 appointment as President and CEO.

About HealthEquity

HealthEquity is among the nation’s largest health savings custodians. The Company’s innovative technology platform, ecosystem of relationships and tax-advantaged accounts help members build health savings while controlling health care costs. HealthEquity manages more than 1.5 million health savings accounts with $2.6 billion in assets and partners with 70 leading health plans and 27,000+ employers across the United States.

IR Contact:
Bob East / Asher Dewhurst
Westwicke Partners
443-213-0503
bob.east@westwicke.com